Exhibit 99.1

Press Release Dated September 29, 2005

Investor Contact: Steve Zenker

                            (239) 498-8066

stevezenker@wcicommunities.com

Media Contact: Ken Plonski

                            (239) 498-8691

kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Communities, Inc. Issues Junior Subordinated Notes and Increases Borrowing Capacity

Bonita Springs, FL (September 29, 2005) — WCI Communities, Inc. (NYSE:WCI ) today announced it has increased its available capital by $325 million through the issuance of $100 million of junior subordinated debt and $225 million in changes to its two existing revolving credit facilities.

On September 28, 2005, WCI issued $100 million of Junior Subordinated Notes, due 2035 to U.S. Investors in reliance on Rule 144A as amended and to certain non-U.S. Investors. The interest rate on the Junior Subordinated Notes will be fixed at 7.25% for the first ten years and will float at Libor plus 2.5% thereafter.

The Junior Subordinated Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

On September 22, 2005, WCI increased its revolving construction loan facility from $290 million to $390 million. The facility is used for the financing of tower construction and the increased capacity will accommodate the expansion of WCI’s tower construction activities, including new towers planned for outside the state of Florida. The facility is led by Wachovia Securities as Lead Arranger, Syndication Agent, and Administrative Agent and Banc of America Securities, as Co-lead Arranger.

On September 27, 2005, WCI increased its unsecured revolving facility to $875 million from $750 million. The facility contains an accordion feature under which the aggregate commitment can be increased to $1 billion should the company elect to bring additional participants and commitments into the facility. The facility is led by Banc of America as Lead Arranger and Administrative Agent, Wachovia Bank as Co-Lead Arranger and Syndication Agent, and JP Morgan Chase Bank, N.A., The Royal Bank of Scotland plc, and KeyBank N.A. as Co-Documentation Agents. Twenty-one other lenders are also participating in the credit facility.

“We are very pleased to announce this increase in our borrowing capacity, which increases our financial flexibility,” stated Jim Dietz, WCI’s Chief Financial Officer. “We appreciate the continued confidence and commitment of our bank group and look forward to the many achievements that lie ahead for our company. These additional sources of capital are not expected to increase our debt to capital in future periods as we continue to grow our business.”

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland, and Virginia. The Company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales and joint ventures. The Company currently owns and controls developable land of over 17,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in Florida and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

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For more information about WCI and its residential communities visit

www.wcicommunities.com